Exhibit 99.1

                                  NEWS RELEASE


For Immediate Release                                   Contact:  David J. Lubar
March 12, 1999                                                         President
                                                                  (414) 291-9000


                 C2, Inc. Completes Purchase of Zero Zone, Inc.

         Milwaukee, WI - C2, Inc. (NASDAQ:CTOO) announced today the completion of its acquisition of Zero Zone, Inc., a Wisconsin-based manufacturer of refrigerated and freezer display cases. As previously announced, C2 will invest $4.5 million in equity and capital notes and own 70.6% of Zero Zone with the balance held by Jack Van Der Ploeg, President, and his management team.

         President, David J. Lubar said, "We are extremely pleased with the addition of Zero Zone and its high caliber management team led by jack Van Der Ploeg. Zero Zone extends C2's involvement in the food distribution industry by providing a high quality manufacturing operation and compliments our establishment warehousing and logistic service business, Total Logistic Control."

         Mr. Lubar further reported "We anticipate Zero Zone will provide C2 with rapidly growing revenues and earnings. For the balance of 1999 we are looking for Zero Zone to contribute, after purchase related charges, between $0.14 and $0.16 per share to C2 and provide an after tax return on investment of greater than 20%. Zero Zone is currently significantly expanding its manufacturing plant in North Prairie, Wisconsin to meet the rapidly growing demand for its products."

         Milwaukee-based C2, Inc. is a new public company principally engaged in third party product distribution services and equipment. C2's operating units include Total Logistic Control, a provider of refrigerated and non-refrigerated third party integrated logistic services which include warehousing, transportation, distribution and international freight forwarding; and Zero Zone which manufacturers refrigerated and freezer display cases used primarily by grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products.